Exhibit 99.1

Global Lights Acquisition Corp Announces Pricing of $60 Million Initial Public Offering

NEW YORK, Nov. 14, 2023 /PRNewswire/ -- Global Lights Acquisition Corp (the "Company"), a blank check company incorporated in the Cayman Islands, today announced the pricing of its initial public offering of 6,000,000 units at a price of $10.00 per unit. Each unit consists of one ordinary share and one right, with each right entitling the holder thereof to receive one-sixth of one ordinary share upon consummation of an initial business combination. The units are expected to be listed on the Nasdaq Global Market ("Nasdaq") and trade under the ticker symbol "GLACU" beginning on November 14, 2023. After the securities comprising the units begin separate trading, the ordinary shares and rights are expected to be listed on Nasdaq under the symbols "GLAC" and "GLACR," respectively. The offering is expected to close on November 16, 2023, subject to customary closing conditions.

Chardan Capital Markets, LLC ("Chardan") is acting as sole book-running manager of the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 900,000 units at the initial public offering price to cover over-allotments, if any.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the "SEC") on November 13, 2023. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering is being made only by means of a prospectus. When available, copies of the prospectus relating to the offering may be obtained by contacting Chardan, 17 State Street, 21st Floor New York, NY 10004. Copies of the registration statement can be accessed through the SEC's website at www.sec.gov.

About Global Lights Acquisition Corp

The Company is a blank check company incorporated in the Cayman Islands for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation with, purchasing all or substantially all of the assets of, entering into contractual arrangements with, or engaging in any other similar business combination with one or more businesses or entities.

While the Company may pursue an acquisition or a business combination target in any business, industry or geography, the Company intends to focus its search on a target that provides solutions promoting sustainable development and focuses on environmentally sound infrastructure and industrial applications that eliminate or mitigate greenhouse gas emissions, and/or enhance resilience to climate change.

Forward Looking Statements

This press release contains statements that constitute "forward-looking statements," including with respect to the initial public offering and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and preliminary prospectus for the initial public offering filed with the SEC. Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.